Exhibit 99.1

VIVUS, Inc.	Investor Relations: The Trout Group
Dana B. Shinbaum	Brian Korb
Corporate Development & Investor Relations	Senior Vice President
shinbaum@vivus.com	bkorb@troutgroup.com
646-378-2923

VIVUS ANNOUNCES ISSUANCE OF TWO KEY U.S. PATENTS FOR QSYMIA;

PATENT COVERAGE FOR QSYMIA EXTENDED TO 2029

MOUNTAIN VIEW, Calif., November 13, 2013 - VIVUS, Inc. (NASDAQ: VVUS), a biopharmaceutical company commercializing Qsymia® (phentermine and topiramate extended-release) capsules CIV for the treatment of obesity, today announced that the United States Patent and Trademark Office has issued U.S. Patent Nos. 8,580,298 (link: 8580298; ‘298), covering compositions of Qsymia, and 8,580,299 (link: 8580299; ‘299), covering methods for effecting weight loss using Qsymia.

The newly issued patents are assigned to VIVUS and are a significant addition to the existing foundational patents - listed in the U.S. Food & Drug Administration (FDA) Orange Book - that provide market exclusivity for Qsymia. Prior to issuance of these new patents, patent protection for Qsymia in the U.S. was expected to expire in June 2020. With the addition of the two new patents, both of which have been submitted for listing in the FDA Orange Book, patent exclusivity for Qsymia in the U.S. is expected to extend to June 2029.

“The issuance of these new Qsymia patents is an important achievement for VIVUS,” stated Seth H. Z. Fischer, CEO. “Extension of our patent coverage by an additional nine years adds significant value to the Qsymia franchise. The new patents provide us with a greater opportunity to promote Qsymia as a highly effective therapy of choice for obese patients and for overweight patients with one or more comorbidities.”

The ‘298 patent covers unit dosage forms of Qsymia that contain a combination of 2 to 8 mg of immediate release phentermine and 15 to 50 mg controlled release topiramate at a certain ratio and with specific pharmacokinetic parameters, as found in the once-a-day capsule formulation of the approved Qsymia product.

The claims of the ‘299 patent are directed to methods of using Qsymia that include administration of the approved Starting dose for two weeks followed by the approved Recommended or Top dose for an extended period. The claims of the ‘299 patent also include certain pharmacokinetic parameters that describe the approved Qsymia product.

About Qsymia

Qsymia is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia® (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company commercializing Qsymia® (phentermine and topiramate extended-release) capsules CIV for the treatment of obesity. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013, and by the Form 10-K/A filed on June 12, 2013, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.